                                                                  Exhibit (a)(9)

         Not for release, publication or distribution in or into Canada,
                              Australia or Japan.




                    Telewest Communications plc ("Telewest")

           Recommended merger with General Cable PLC ("General Cable")
        and Pre-emptive Issue by way of open offer to raise approximately
                               (Pounds)241 million

                  Pre-conditions satisfied and documents posted

Telewest announces that:

* the pre-conditions contained in the proposed recommended offer for General Cable, which was announced on 15 April 1998, have all been satisfied;

* the formal documentation relating to the Offer is being posted to Telewest and General Cable shareholders today; and

* the formal documentation relating to the Pre-emptive Issue (which will be made by way of an open offer) and the EGM is being posted to Telewest shareholders today.

Expected timetable

The timetable for the Offer and the Pre-emptive Issue is expected to be as follows:


Event                                                                          Time and date   Notes
                                                                  (London time unless stated
                                                                                  otherwise)

Record Date for Pre-emptive Issue with respect to                     5.00pm on 23 June 1998
Telewest shares and Telewest Convertible Preference
shares

Record Date for Pre-emptive Issue in relation to                       5.00pm (New York City
Telewest ADSs                                                           time) on 2 July 1998

Latest time for receipt of Forms of Proxy for the EGM                10.00am on 26 July 1998

Extraordinary General Meeting                                        10.00am on 28 July 1998

Latest time and date for the splitting of Application               3.00pm on 11 August 1998     1
Forms (to satisfy bona fide market claims only)

First closing date for the Offer                                    3.00pm on 13 August 1998     2

Latest time and date for the receipt of completed                   3.00pm on 13 August 1998     3


Application Forms and payment in full under the Pre-emptive Issue

Dealings in new Telewest shares to commence on the                       On the business day
London Stock Exchange and quotations of new Telewest         following the date on which the
ADSs to commence on Nasdaq                                  Pre-emptive Issue closes and the
                                                             Offer is declared unconditional
                                                                             in all respects

Expected date of despatch of share and ADR                          Within ten business days
certificates of (and crediting of CREST accounts, if             the date on which the Offer
applicable) pursuant to the Pre-emptive Issue                         becomes or is declared
                                                               unconditional in all respects

Notes:

1. This time and date may be extended from time to time by press release issued by Telewest and will, in any event, fall on the date two business days preceding the acceptance and payment date then in effect.

2. At this date the Offer may lapse, be extended or be declared unconditional in all respects. The Offer shall not (except with the Panel's consent) be capable of becoming unconditional in all respects after 28 August 1998. However, Telewest reserves the right, if appropriate, to seek the Panel's approval to extend the date for satisfaction of all of the conditions to the Offer to 18 September 1998 or such later date as the Panel may agree.

3. This time and date may be extended from time to time by press release issued by Telewest not later than five calendar days prior to the acceptance and payment date then in effect. Telewest intends to extend the acceptance and payment date as may be necessary to coincide with the date on which Telewest intends to declare the Offer unconditional in all respects.


Further information on the Pre-emptive Issue

An application to subscribe for new Telewest shares is personal to the Qualifying Telewest shareholder named on the form and cannot be assigned, transferred or split except up to 3.00pm (London time) on 11 August 1998 (or 3.00pm (London time) on the day two business days before such later time and/or date to which the Pre-emptive Issue may be extended) to satisfy bona fide market claims in relation to purchases of Telewest shares through the London Stock Exchange prior to the date on which the Telewest shares are marked "ex" the entitlement to the Pre-emptive Issue.

29 June 1998

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Press enquiries

Telewest                      01483 750900       General Cable     0171 393 2828
Gary Ames                                        David Miller
David Van Valkenburg
Charles Burdick

Schroders                     0171 658 6000      BT Wolfensohn     0171 982 3720

J.J. McNeil                                      Andrew Grabowski
James Steel

Dewe Rogerson                 0171 638 9571      Hill & Knowlton   0171 413 3018
Anthony Carlisle                                 Paul Taffe



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer or the Pre-emptive Issue.

BT Wolfensohn, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for General Cable and no one else in connection with the Offer and will not be responsible to anyone other than General Cable for providing the protections afforded to customers of BT Wolfensohn or for giving advice in relation to the Offer.

The Offer and the Pre-emptive Issue will be made only by means of formal documentation which in the US will include a prospectus. Copies of such formal documentation relating to the Offer and the Pre-emptive Issue will be available from Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York 10022, telephone 001 212 750 5833 or call toll free (within the US) 888 750 5834 and from Schroders, 120 Cheapside, London, EC2V 6DS, telephone 0171 658 6000.